Exhibit 10.22

Corporate Address Fannin South Professional Building, Suite 140 7707 Fannin Street Houston, Texas 77054 t: 832.968.4888

ADDENDUM TO CONSULTING AGREEMENT

DATE: August 1, 2019

NAME: Scott Dahlbeck, MD, PharmD

As per the consulting agreement, the hours may be increased from time to time as needed, given the critical fundraising schedule for the coming weeks. Hourly rate will be defined as $400 per hour, which is consistent with existing executive management consulting agreements. The consultant will be allowed to work as many hours as required to achieve these objectives with corresponding executive management approval.

/s/ Maurizio Chiriva-Internati, PhD

Maurizio Chiriva-Internati, PhD

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